Exhibit (a)(1)(iii)

BRIGHTHOUSE FUNDS TRUST II

AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Brighthouse Funds Trust II (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) as follows:

1.	Effective January 1, 2024, the address of the Trust is:

11225 North Community House Road

Charlotte, NC 28277

2.	Effective January 1, 2024, the address of the Trustees is:

c/o Brighthouse Funds Trust II

11225 North Community House Road

Charlotte, NC 28277

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IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 11th day of January, 2024.

/s/ Stephen M. Alderman	/s/ Nancy Hawthorne
Stephen M. Alderman, Trustee	Nancy Hawthorne, Trustee
and not individually	and not individually

/s/ Robert J. Boulware	/s/ John Rosenthal
Robert J. Boulware, Trustee	John Rosenthal, Trustee
and not individually	and not individually

/s/ Susan C. Gause	/s/ Dawn M. Vroegop
Susan C. Gause, Trustee	Dawn M. Vroegop, Trustee
and not individually	and not individually